Houston American Energy Announces Initial Production Rate on O’Brien #3H Well and Provides Update on Reeves County Drilling Operations

Houston, Texas – September 14, 2017 – Houston American Energy Corp. (NYSE American: HUSA) today announced initial production information on its O’Brien #3H well and provided an update with respect to planned operations in Reeves County, Texas over the balance of 2017.

The O’Brien #3H well, a 4,575 foot lateral Lower Wolfcamp A shale completion, is the company’s second well in Reeves County. A recent flowback report from the field indicated a daily production rate of 359 barrels of oil and 4,077 mcf of natural gas per day, or a combined 1,039 barrels of oil equivalent per day.

The well continues to flowback while a gas flow line is constructed to the well. The O’Brien #3H well and the recently completed Johnson State #1H well are both expected to be brought onto production upon completion of construction of gas flow lines, which is expected during September 2017.

Two additional Reeves County wells are planned to commence drilling operations during the 4th Quarter of 2017 at an estimated cost to Houston American Energy of $3.5 million.

John P. Boylan, CEO and President of Houston American stated, “We are very pleased to announce a second successful Reeves County well. Similar to our Johnson #1H well, our O’Brien #3H well’s initial results are encouraging and have exceeded our original expectations. With both wells expected to commence production in September, we expect to see meaningful improvements in our production, revenue and profitability by the end of Q3 and into Q4 2017.

“With the encouraging results of our initial wells, we are looking forward to the next steps in development of our Reeves County acreage. We have already permitted, and plans are underway to drill by year end, one additional well on each of the Johnson acreage and the O’Brien acreage. We expect that the understanding of the Wolfcamp A formation gained from our initial wells will enhance our drilling results as we further delineate, test and commercialize our Reeves County assets.”

About Houston American Energy Corp

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian (Delaware) Basin in Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding ultimate production rates, timing of completion of the tie in to the gas sales line, improvements in production, revenues and profitability, the ultimate viability of a multi-well drilling program, the timing and cost of future drilling operations and results of drilling and completion operations. Those statements, and Houston American Energy Corp., are subject to a number of risks, including the potential inability to secure financing to fund Houston American’s share of well costs, timing of drilling operations, ultimate drilling results, potential changes in production rates, fluctuations in energy prices, fluctuations in drilling and operating costs, changes in market conditions, effects of government regulation and other factors. These and other risks are described in the company’s documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966 or Raymond Deacon, CFA at (917) 477-7800.